Exhibit 10.3

Revenue Sharing and Outsourcing Agreement

Bullet Group Inc. (hereinafter “BG”) and Earlyworks Co., Ltd. (hereinafter referred to as “EW”) enter into a revenue sharing and outsourcing agreement (hereinafter “Agreement”) as follows.

Article 1 (Purpose of this Agreement)

1.

(1) BG and EW agree on the Revenue Sharing (hereinafter “Revenue Sharing”) on the Ad Service (hereinafter “Ad Service”) provided by BG by using the Ad System (hereinafter “Ad System”) developed jointly by BG and EW and specified by “Basic Agreement for Development and Verification of Ad Tracking System” dated as of January 1, 2021 and the “Individual Agreement for Development and Verification of Ad Tracking System” dated of January 1, 2021.

2.	BG shall entrust the operation and maintenance of the Ad Service (hereinafter “Service”) and EW accept it. The contents of the Services shall be as set forth in Attachment 1.

Article 2 (Agreement Period)

The term of this Agreement (hereinafter “Agreement Period”) shall be from June 1, 2021 to the end of May, 2022.

Article 3 (Service Fee)

1.

The amount of the fee for the Service (hereinafter “Fee”) shall be the minimum amount of the fee specified by Attachment 2 (hereinafter “Monthly Minimum Fee”) or 50% of the profit amount of the Service (hereinafter “Performance-based Fee”) the total amount of the sales amount of the Service (not including the amount of taxes) and additional sales amount from adding Auris (not including the amount of taxes) after deduction of the BG’s cost of the Service (e.g. affiliate fees), whichever is larger. The amount of the Performance-based Fee shall be rounded up to the nearest one yen.

2.	BG shall monthly provide written notice of the kind of the Fee (Monthly Minimum Fee or Performance-based Fee) for the month and the basis for the calculation of the amount of the Fee.

3.

EW shall confirm the contents of the notice stipulated in the preceding paragraph, and if EW has any objection, EW shall notify within 5 days after the BG’s notice. After the confirmation of the BG’s notice by EW, EW shall monthly bill and invoice BG for the Fee. The cutoff date of billing is end of each month and shall be paid by the end of the month after next. The other terms and conditions shall be according to the invoice issued by EW. BG shall bear the handling charge of the payment of the Fee.

4.	The out-of-pocket expenses related to the Service shall be charged separately and EW shall invoice for the expenses separately.

Article 4 (Obligations of EW)

1.

EW shall be obligated to perform the Service with the care of a good manager. EW shall not sub-consign all or part of this work to any third party (hereinafter “Subcontractor”) without the prior written consent of BG.

2.	EW shall impose on the Subcontractor the equal obligations with those set forth in this Agreement.

3.	EW does not guarantee the achievement of any results or any specific outcome, etc. related to the Service.

Article 5 (Business Completion Report)

1.	By the last day of each month, EW shall report in writing the performance of the Service of the month to BG.

2.	BG shall confirm the report described in the preceding paragraph by the end of each month.

Article 6 (Patent Rights, etc.)

1.

Patent rights and other intellectual property rights (including the right to obtain patents and other intellectual property rights, but excluding copyrights) (hereinafter “Patent Right, etc.”) pertaining to inventions and other intellectual property or know-how, etc. newly created through the Service (hereinafter “Inventions, etc.”) belongs to the party creates the Inventions, etc. The Right for the Inventions created or developed by the parties jointly shall be co-owned by the parties.

2.	In the event that the Patent Rights, etc. belong to EW pursuant to the preceding clause, EW shall grant to BG a non-exclusive license to the extent necessary for BG to use the System.

3.	The provisions of this Article shall survive the termination of this Agreement.

Article 7 (Copyright)

1.

Copyrights (including rights under Articles 27 and 28 of the Copyright Act. The same shall apply hereinafter) shall belong to the party creates the works as the object of the rights. Copyrights of the works created by the parties jointly shall be co-owned by the parties.

2.	The provisions of this Article shall survive the termination of this Agreement.

Article 8 (Suspension of this business, etc.)

1.	In any of the following cases, EW may temporarily suspend or cease all or part of this service, and shall not be liable for such suspension or cessation.

①	The Services becomes impossible due to a breakdown or failure of telecommunication lines or other facilities, or for any other reason not caused by EW.

②	Routine or emergency maintenance, inspection, or repair of systems (servers, communication lines, power supplies, etc.)

③	In the event of force majeure such as natural disasters, fire, power outages, etc.

④	The Services becomes impossible due to laws and regulations.

Article 9 (Renovations, etc.)

If any modification or improvement of the System becomes necessary, BG and EW shall enter into another development agreement after discussing the details of such modification, etc., and the burden of costs. In addition, if necessary, BG and EW shall discuss and decide necessary matters in good faith including the terms and conditions of the Revenue Sharing.

Article 10 (Confidentiality Obligation)

1.

Each party shall maintain the confidentiality of technical or business information, the existence and content of this Agreement, and any other information disclosed by the other party in connection with this Agreement (hereinafter “Confidential Information”) with the care of a good manager. With the exception of its own employees, attorneys, certified public accountants, tax accountants, and other professionals who are legally obligated to maintain confidentiality (hereinafter “Employees, etc.”) and subcontractors, each party shall not disclose the Confidential Information to any third party without the prior written consent of the other party without just cause. In addition, the confidentiality obligation equivalent to the obligation under this Agreement shall be imposed on the Employees, etc. and subcontractors to whom confidential information is disclosed.

2.	Notwithstanding the preceding clause,

The Confidential Information shall not include information which the receiving party can demonstrate:

①	is publicly known and made generally available at the time of the disclosure by the disclosing party

②	has become publicly known and made generally available through no wrongful act of the receiving party

③	is known to the receiving party at the time of the disclosure by the disclosing party

④	has rightfully been received by the receiving party from a third party who is authorized by the disclosing party to make such disclosures

⑤	was independently developed by the receiving party

3.	BG and EW shall not use the Confidential Information for any purpose other than for the performance or administration of this Agreement or for any purpose incidental or related thereto.

4.	The provisions of this Article shall remain in effect for five (5) years after the termination of this Agreement.

Article 11 (Legal Compliance)

1.	BG and EW shall comply with Personal Information Protection Act and other applicable laws, regulations and guidelines.

2.

EW shall access such personal information only for the purpose of the Service and shall not handle such personal information for the other purpose. In addition, EW shall exercise appropriate access control over such personal information.

3.	BG and EW shall comply with all applicable laws and regulations related to the performance of this Agreement.

4.	The provisions of this Article shall survive the termination of this Agreement.

Article 12 (Prohibition of transfer of rights and obligations)

Neither party shall assign or allow a third party to succeed to all or any part of the rights or obligations arising under this Agreement without the prior written consent of the other party.

Article 13 (Publication)

BG and EW shall not make press releases or other public announcements in connection with this Agreement without prior consent of the other party.

Article 14 (Compensation for damages)

1.	BG and EW may demand damages caused by reasons attributable to the other party. However, the maximum amount of the compensation shall be twice the amount of the Monthly Minimum.

2.	The provisions of this Article shall survive the termination of this Agreement.

Article 15 (Change of the Agreement)

3.	This Agreement may be amended only upon agreement between BG and EW in writing.

Article 16 (Termination)

1.

In the event either party fails to fulfil any of its obligations hereunder and fails to remedy any such default within a reasonable period after service of notice from the other party requiring correction thereof, this Agreement may be terminated forthwith by the other party.

2.	If any one of the following events occurs to the other party, either party shall be entitled to terminate this Agreement forthwith.

①	In the event of a material breach of any provision of this Agreement

②

In the event of suspension of payment, or in the event of an auction, commencement of bankruptcy proceedings, commencement of civil rehabilitation proceedings, commencement of corporate reorganization proceedings, or commencement of special liquidation.

③	In the event of a suspension of trading on a bill clearing house

④	In the event of other serious reasons similar to the preceding items that make it difficult to continue this Agreement.

3.	In the event of termination in accordance with the provisions of the preceding clause, all fee and other charges under this Agreement shall become immediately due and payable.

4.

Except as provided in the clause 1 and 2 and Paragraph 3 of the following Article, if BG terminates this Agreement, BG shall pay to EW twice the amount of the Monthly Minimum Fee by the time of termination of this Agreement.

Article 17 (Anti Social Forces)

1.	Each Party represents and warrants that such Party and its officers and major shareholders:

①	are not the Anti Social Forces (organized crime group, a corporate racketeer, and any other similar organization);

②	are not a member of the Anti Social Forces;

③	do not have any socially criticized relationship with the Anti Social Forces such as providing funding or other support, or conducting continuous business transactions.

2.	Each party presents and warrants that it does not commit unlawful acts and conducts and be involved in the acts and conducts directly and indirectly.

3.	Each party shall be entitled to terminate this Agreement without prior notice if the other party breaches any of the representations and warranties in the above clause 1.

Article 18 (Jurisdiction)

1.

This Agreement shall be governed by the laws of Japan. Any and all disputes arising out of or in connection with this Agreement shall submit to the exclusive agreed jurisdiction of the Tokyo District Court at the first instance.

2.	The provisions of this Article shall survive the termination of this Agreement.

Article 19 (Term of validity of contract)

1.

The term of this Agreement shall expire on the later of the end of the period covered by Article 2 or the date on which the payment of the Fee and other charges under this Agreement by BG is completed.

2.

The BG and EW will, by May 25, 2022, form a new Agreement of the Revenue Sharing. If the contract will not be formed by May 25, 2022, notwithstanding the provisions of the preceding clause, this Agreement shall continue in effect after May 26, 2022.

Two (2) copies of this Agreement shall be prepared as evidence of the execution of this Agreement and each party shall retain one (1) copy.

June 17, 2021

BG: Shinjuku Sanko-cho Bldg.Shinjuku Sanko-cho Building

        4F, 5-15-5 Shinjuku, Shinjuku-ku, Tokyo

      The Barrett Group, Inc.

      Representative Director Atsushi Ogata

EW: MR Building 3F, 5-7-11 Ueno, Taito-ku, Tokyo

        Early works Co., Ltd.

        Representative Director Satoshi Kobayashi

Attachment 1 (Description of the Service)

Roles & Responsibilities
BG: Provide necessary information and make decisions as requested by EW. EW: Operation and maintenance the Service and Reporting of them to BG

Exhibit 2 (The Fee)

Period	Whichever is larger
	Performance-based Fee	Monthly Minimum Fee
Monthly from June 1, 2021.	The total amount of the sales amount of the Service (not including the amount of taxes) and additional sales amount from adding Auris (not including the amount of taxes) after deduction of the BG’s cost of the Service(e.g. affiliate fees)	20,000,000 yen